Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), is dated as of August 14, 2019 and is entered into between Rite Aid Corporation (the “Company”), and Avalon Retail Consulting, Inc., through its president, John T. Standley (the “Consultant”).

WHEREAS, the Consultant has served as the Chief Executive Officer of the Company and possesses valuable experience regarding the Company’s business and operations;

WHEREAS, the Consultant’s employment with the Company will terminate on August 14, 2019 pursuant to the terms of the separation and release agreement between the Consultant and the Company dated March 12, 2019 (the “Separation Agreement”); and

WHEREAS, the Company and the Consultant desire to enter into this Agreement in order to embody the terms of the Consultant’s service to the Company for an additional transition period following such termination of employment;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and the Consultant hereby agree as follows:

ARTICLE I

SERVICE AS CONSULTANT

Section 1.1                                    Term of Service.  The term of service of the Consultant shall commence on August 15, 2019 (the “Commencement Date”) and continue until the date that is six (6) months following the Commencement Date unless earlier terminated by either the Company or the Consultant in accordance with the terms of this Agreement (the “Term”).  The Consultant hereby agrees to provide services during the Term on the terms and subject to the conditions contained in this Agreement.

Section 1.2                                    Duties and Responsibilities.  During the Term, Consultant shall render such consulting and advisory services (the “Consulting Services”) as requested by the Company, through the Chief Executive Officer of the Company (the “Company Designee”), it being understood that the nature of the Consulting Services shall consist of providing advice and consultation in connection with the management of the business, as reasonably requested by the Company.  The parties hereby agree that Consultant shall be available to provide such Consulting Services up to ten (10) hours per week, which does not exceed 20% of the average level of services provided by Consultant to the Company during the 36-month period immediately preceding August 15, 2019.  Consultant shall report directly to the Company Designee.  Consultant shall perform his duties and conduct his business at such locations as are reasonably selected by him, including Consultant’s place of residence.  Consultant acknowledges and agrees that the confidentiality obligations set forth in Section 6 of Mr. Standley’s employment agreement are incorporated herein by reference and fully made a part hereof for all purposes and remain in full force and effect.  The performance of the Consulting Services may include travel as reasonably required to perform such services.  The Company shall reimburse Consultant for business expenses incurred by Consultant in connection with the performance of the Consulting Services, in accordance with the policies of the Company, as in effect from time to time.  Prior to such payment the Consultant shall provide to the Company with any written substantiation for such expenses as reasonably requested by the Company.

Section 1.3                                    Relationship of Parties.  During the Term, the Consultant will be an independent contractor and will not be considered an employee of the Company for any purpose.  Accordingly, it is understood and agreed that the Consultant will have no authority to act for or bind the Company by contract or otherwise during the Term and will be treated as an independent contractor for purposes of the Federal Insurance Contributions Act, Federal Income Tax Withholding, the Employee Retirement Income Security Act, state unemployment and disability insurance laws, and any other employment taxes or laws.  In rendering consulting services under this Agreement, the Consultant shall set his own work schedule (provided that any extended periods of absence shall be mutually agreed upon by the parties), and shall determine the specific manner in which services under the Agreement will be performed.  The Consultant may engage in consulting or other work relationships consistent with the terms of the Separation Agreement, provided that such other consulting or employment relationships do not create a conflict of interest with the Company.

ARTICLE II

COMPENSATION; TAXES

Section 2.1                                    Compensation.  Nothing herein shall effect the Consultant’s right to payment under the terms of the Separation Agreement.  During the Term, the Company shall pay the Consultant  a consulting fee of $7,500 per week for time spent providing the Consulting Services.

Section 2.2                                    No Eligibility for Benefits.  The Consultant shall not be eligible to participate in any incentive, savings plan, pension plan, life insurance, health insurance, disability insurance, major medical insurance benefits or such other employee benefit plans or programs for the benefit of the employees or officers of the Company generally.  No workers compensation insurance shall be obtained by the Company concerning the Consultant.

Section 2.3                                    Taxes.  Consultant shall be issued a tax form 1099 by the Company that reflects the applicable amount of any taxable payments received by the Consultant in respect of the Consulting Services for the applicable calendar year.  No withholding or deduction from any amounts payable under this Agreement shall be made by the Company or its affiliates, and the Consultant shall be solely responsible for the payment of any federal, state, local or other income, payroll and/or employment taxes.

ARTICLE III

TERMINATION OF AGREEMENT

Section 3.1                                    Termination of Agreement.  This Agreement may be terminated by either party at any time with sixty (60) days prior written notice.

ARTICLE IV

MISCELLANEOUS

Section 4.1                                    Assignment.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company’s assets or business, or with or into which the Company may be consolidated or merged.

Section 4.2                                    Notices.  All notices and other communications under this Agreement shall be in writing and shall be: (i) in writing; (ii) delivered personally, by fax, by electronic mail, by courier service, or by certified or registered mail, first class postage prepaid and return receipt requested; (iv) deemed to have been received on the date of delivery or, if sent by certified or registered mail, on the third (3rd) business day after the mailing thereof, or if sent by fax, twenty-four (24) hours after transmission of a fax; and (iv) addressed as follows (or to such other address as the Party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: General Counsel
Fax: (717) 760-7867
Email: jcomitale@riteaid.com

If to the Consultant, addressed to the most recent address of the Consultant provided to the Company by the Consultant.

Section 4.3                                    Return of Documents.  Upon termination of the Agreement for any reason, the Consultant agrees to return all documents and other property provided to the Consultant or prepared by the Consultant during the Term, including but not limited to, contracts, agreements, customer lists, business plans, books, records, notes and all copies thereof.

Section 4.4                                    Indemnification.  The Company shall continue to indemnify Consultant in accordance with the by-laws of the Company, and Consultant shall continue to be entitled to the protection of any insurance policies which the Company elects to maintain generally for the benefit of the Company’s directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by Consultant in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee or consultant of the Company.

Section 4.5                                    Entire Agreement.  This Agreement contains the entire agreement of the parties hereto with respect to the terms and conditions of the Consultant’s provision of consulting services and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to the subject matter hereof.

Section 4.6                                    Amendment and Waiver.  This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.  The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

Section 4.7                                    Headings.  The Article and Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 4.8                                    Governing Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Delaware, without regard to principles of conflict of laws.

Section 4.9                                    Compliance with Section 409A.  The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Internal Revenue Code or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention.

Section 4.10                             Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 4.11                             Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

RITE AID CORPORATION

By:	/s/ James J. Comitale
Name:	James J. Comitale
Title:	Senior Vice President, General Counsel and Secretary

AVALON RETAIL CONSULTING, INC.

By:	/s/ John T. Standley
Name:	John T. Standley President